Exhibit 99.1

WATERTON ANNOUNCES UPDATE TO SLATE OF DIRECTOR NOMINEES

A.E. Michael Anglin Withdraws as Director Nominee for Hudbay to Join Board of Competitor Antofagasta

TORONTO, April 24, 2019 /Business Wire/ - Waterton Precious Metals Fund II Cayman, LP and Waterton Mining Parallel Fund Offshore Master, LP (the "Funds"), each of which are managed by Waterton Global Resource Management, Inc. (the "Investment Adviser", the Investment Adviser together with the Funds ("Waterton" or "We")), owning approximately 12.1% of the issued and outstanding shares (the “Shares”) of Hudbay Minerals Inc. ("Hudbay" or the "Company") (TSX:HBM) (NYSE: HBM), today announced an update to its slate of director candidates nominated to serve on the Board of Directors (the “Board”) of Hudbay.

Waterton has given permission to A.E. Michael Anglin to withdraw from its slate of nominees in order to allow him to join the board of Hudbay competitor Antofagasta plc. While Waterton continues to think that Mr. Anglin would have been a stellar addition to the Hudbay Board, Mr. Anglin has expressed to Waterton that as a result of the questionable tactics employed by Hudbay during the proxy contest, he would prefer to take advantage of the Antofagasta position, which would be a conflict of interest if he were seated on the Hudbay Board. The Company had previously announced on April 5, 2019 that it was recommending shareholders vote for Mr. Anglin and fellow Waterton nominee David Smith on the Company’s proxy card.

“We congratulate Mike on his appointment to the Antofagasta Board and thank him for his contributions to our campaign to drive change at Hudbay,” said Isser Elishis, Managing Partner and CIO of Waterton. “We wish him all the best and look forward to the voices of shareholders being heard at the Hudbay Annual Meeting on May 7th.”

“I continue to believe that Hudbay has tremendous potential,” Mr. Anglin stated. “Unfortunately, I had expected the Hudbay Board to conduct itself in a more professional manner during this proxy contest. In addition, to avoid a conflict of interest I have discussed the situation with Waterton and will be taking the opportunity to serve at Antofagasta.”

About Waterton

Waterton is an investment firm that manages capital for global institutional investors, sovereign wealth funds and endowments. The firm has ~US$2 billion in assets under management and focuses solely on the metals and mining sector. Waterton has a culture of thoroughness and a disciplined approach to capital allocation, and utilizes its significant industry expertise to produce out-sized risk-adjusted returns.

Additional Information

In its early warning report dated April 15, 2019 (the "April 15 EWR"), Waterton had disclosed that it intended to solicit proxies for a slate of five director candidates for election to the Board at the annual and special meeting of the shareholders of the Company (the “Meeting”). As announced today, Waterton is now intending to solicit proxies for four individuals for election to the Board at the Meeting.

Waterton currently owns and exercises control or direction over an aggregate of 31,608,117 Shares, representing approximately 12.1% of the issued and outstanding Shares. At the time of the April 15 EWR, Waterton also owned and exercised control or direction over 31,608,117 Shares, representing approximately 12.1% of the issued and outstanding Shares.

The Shares were acquired for investment purposes and for other reasons detailed herein and in Item 5 of the April 15 EWR and other early warning reports filed by Waterton under applicable Canadian securities laws. Waterton may, depending on market and other conditions, acquire additional Shares through market transactions, private agreements, treasury issuances, exercise of warrants, or otherwise, or may sell all or some portion of the Shares, or may continue to hold the Shares.

For further information and to obtain a copy of the early warning reports filed by Waterton, please see Hudbay's profile on the SEDAR website at www.sedar.com or contact Richard Wells, Chief Financial Officer of the Investment Adviser at 416-504-3505.

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The head office address of the Investment Adviser is Commerce Court West, 199 Bay Street, Suite 5050, Toronto, Ontario, M5L 1E2, Canada. The head office address of each of Waterton Mining LP and Waterton Fund II is Ugland House, Grand Cayman, Cayman Islands, KY1-1104.

The head office address of Hudbay is 25 York Street, Suite 800, Toronto, Ontario, Canada M5J 2V5.

Legal Notices and Disclaimers

The data, information and opinions contained or referenced herein (collectively, the "Information") is for general informational purposes only for the holders of Shares (“Shareholders”) in order to provide the views of Waterton regarding certain changes we are requesting to the composition of the Board, and other matters which Waterton believes to be of concern to Shareholders described herein. The Information is not tailored to specific investment objectives, the financial situation, suitability, or particular need of any specific person(s) who may receive the Information, and should not be taken as advice in considering the merits of any investment decision. The views expressed in the Information represent the views and opinions of Waterton, whose opinions may change at any time and which are based on analyses of Waterton and its advisors. Unless otherwise indicated, the Information has been derived or obtained from public disclosure and filings with respect to and/or made by Hudbay and other issuers that we consider to be comparable to Hudbay, and from other third party reports (see "Legal Notices and Disclaimers - Disclaimer Respecting Publicly Sourced Information" in Waterton’s information circular dated April 15, 2019 (the “Waterton Circular”), a copy of which is available on SEDAR at www.sedar.com or on www.newhudbay.com).

The Information contains forward-looking statements or forward-looking information within the meaning of applicable securities laws (collectively, "forward-looking statements"), including, without limitation, Waterton's and Hudbay's respective priorities, plans and strategies for Hudbay and certain members of Hudbay's operational, compensation and other noted peer groups' anticipated financial and operating performance and business prospects. All statements and information, other than statements of historical fact, included herein are forward-looking statements, including, without limitation, statements regarding activities, events or developments that Waterton expects or anticipates may occur in the future. Certain forward-looking statements contained herein may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable securities laws. These forward-looking statements can be identified by the use of forward-looking words such as "will", "expect", "intend", "plan", "estimate", "anticipate", "believe" or "continue" or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur or, even if they do occur, will result in the performance, events or results expected.

We caution readers not to place undue reliance on forward-looking statements contained herein, which are not a guarantee of performance, events or results and are subject to a number of known and unknown risks and uncertainties, including but not limited to those set forth in the Waterton Circular under the heading "Legal Notices and Disclaimers – Forward-Looking Statements" and those risks and uncertainties detailed in the continuous disclosure and other filings of Hudbay and certain members of Hudbay's operational, compensation and other noted peer groups with applicable securities regulators, copies of which are available on SEDAR at www.sedar.com or on the Electronic Data Gathering, Analysis, and Retrieval at www.sec.gov. We urge you to carefully consider those risks and uncertainties. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. Unless expressly stated otherwise, the forward-looking statements included herein are made as of the date hereof and Waterton disclaims any obligation to publicly update such forward-looking statements, except as required by applicable law.

Contacts

Investors

Kingsdale Advisors

Toll-Free (within North America): 1-888-518-1563

Call Collect (outside North America): 1-416-867-2272

E-mail: contactus@kingsdaleadvisors.com

Media

Sloane & Company

Dan Zacchei / Joe Germani: 1-212-486-9500

E-mail: Dzacchei@sloanepr.com / JGermani@sloanepr.com

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